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                                                        Exhibit 1

                                    ADB Systems International Inc.
                                    6725 Airport Road, Suite 201
                                    Mississauga, ON  L4V 1V2
                                    Tel:: 905-672-7467 / Facsimile: 905-672-5705
                                    Website:  www.adbsys.com
                                    (Nasdaq:  ADBI, TSE: ADY)


For Immediate Release

                ADB SYSTEMS RECEIVES NASDAQ APPROVAL TO TRANSFER
                       LISTING TO NASDAQ SMALLLCAP MARKET

TORONTO - May 30, 2002 - ADB Systems International Inc. (Nasdaq: ADBI, TSE:
ADY), a global provider of asset lifecycle management solutions, today announced it has received approval from The Nasdaq Stock Market to transfer its listing from the National Market to the SmallCap Market effective June 3, 2002. The Company's trading symbol will continue to be ADBI.

As a result of its transfer to the Nasdaq SmallCap Market, ADB has until August 13, 2002 to achieve compliance with Nasdaq's $1.00 minimum bid requirement.

"We are encouraged by today's announcement since it enables us to maintain liquidity for our shares on a well-regulated and transparent market," said Jeff Lymburner, CEO of ADB Systems. "Although there can be no guarantee that we will meet the minimum bid requirement, we believe that the additional time will allow us to continue to execute on our business plans and, as a result, substantially improve our chances for achieving compliance."

ADB's listing on the Toronto Stock Exchange, where it trades under the symbol ADY, is unaffected by today's announcement.

About ADB Systems International Inc.
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ADB Systems International, formerly Bid.Com, delivers asset lifecycle management solutions that help companies source, manage and sell assets for maximum value. ADB works with a growing number of customers and partners in a variety of sectors including oil and gas, government, chemicals, manufacturing and financial services. Current customers and partners include BP, GE Capital, Halliburton Energy Resources, HFK, Irish Permanent Finance, ShopNBC, and Skerman Group.

ADB has offices in Toronto (Canada), Stavanger (Norway), Tampa (U.S.), Dublin (Ireland), and London (U.K.). The company's shares trade on both the Nasdaq Stock Market (NASDAQ: ADBI), and the Toronto Stock Exchange (TSE: ADY).


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This news release may include comments that do not refer strictly to historical results or actions and may be deemed to be forward-looking within the meaning of the Safe Harbor provisions of the U.S. federal securities laws. These include, among others, statements about expectations of future revenues, cash flows, and cash requirements. Forward-looking statements are subject to risks and uncertainties that may cause ADB's ("the Company") results to differ materially from expectations. These risks include the Company's ability to raise additional funding, develop its business-to-business sales and operations, develop appropriate strategic alliances and successful development and implementation of technology, acceptance of the Company's products and services, competitive factors, new products and technological changes, and other such risks as the Company may identify and discuss from time to time, including those risks disclosed in the Company's Form 20-F filed with the Securities and Exchange Commission. Accordingly, there is no certainty that the Company's plans will be achieved.

To receive additional information on ADB Systems International, please visit www.adbsys.com

Contacts:
At ADB Systems International
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Joe Racanelli, Director of Marketing
Tel: (905) 672-7467 ext. 273
Fax: (905) 672-9928
E-mail: jracanelli@adbsys.com
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